ADDENDUM TO ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT
                                    IVY FUND
                             Ivy International Fund


         The Administrative Services Agreement, made as of the 1st day of September, 1992, between Ivy Fund, on behalf of Ivy International Fund, and Mackenzie Investment Management Inc., is hereby amended as set forth below in this Addendum to the Supplement, made as of the 1st day of September, 1992, to the Agreement.

         WHEREAS, the Board of Trustees of Ivy Fund may authorize the division of the shares of beneficial interest of any series of Ivy Fund into two or more classes of shares; and

         WHEREAS, the Board of Trustees of Ivy Fund have approved the division of the shares of beneficial interest of the Ivy International Fund series of Ivy Fund into Class A, Class B and Class I shares.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto that the term "Fund" as used in the Master Administrative Services Agreement shall, for purposes of the Supplement, pertain to the Class A and Class B shares of Ivy International Fund.

         This Addendum shall in no way be construed to modify any rights and obligations of either party under the Agreement.

         This Addendum shall take effect as of the effective date of the Post-Effective Amendment to Ivy Fund's Registration Statement on Form N-1A under the Securities Act of 1933 containing the Prospectus offering multiple classes of shares of Ivy International Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of this 23rd day of October, 1993.


                                          IVY FUND, on behalf of
                                          Ivy International Fund


                                          By:  /s/ MICHAEL C. LANDRY
                                                   TITLE:  President



                                          MACKENZIE INVESTMENT MANAGEMENT INC.


                                          By:  /s/ MICHAEL C. LANDRY
                                                   TITLE:  President